Exhibit 99.1

Press Release	Company Contact: Bill Walsh, CFO Arbitron Inc. Phone: 212-887-1408 bill.walsh@arbitron.com

Investor Relations Contact: Todd Fromer KCSA Worldwide 212-896-1215 todd@kcsa.com

Media Contact: Thom Mocarsky Arbitron Inc. 212-887-1314 thom.mocarsky@arbitron.com

FOR IMMEDIATE RELEASE

ARBITRON INC. REPORTS 2004 FIRST QUARTER FINANCIAL RESULTS
Revenue up 7.3 percent to $76.6 million;
EBIT up 6.9 percent to $31.9 million;
Net income per share (diluted) is $0.57, an increase of 7.5 percent.

NEW YORK, April 20, 2004 — Arbitron Inc. (NYSE: ARB) today announced results for the quarter ended March 31, 2004.

For the first quarter 2004, the Company reported revenue of $76.6 million, an increase of 7.3 percent over revenue of $71.4 million during the first quarter of 2003. Costs and expenses for the first quarter increased by 7.7 percent, from $40.2 million in 2003 to $43.4 million in 2004. Earnings before interest and taxes (EBIT) for the quarter were $31.9 million, compared with EBIT of $29.9 million during the first quarter last year.

Interest expense for the quarter declined 32.8 percent, from $3.6 million in the first quarter 2003 to $2.4 million in the first quarter 2004, due to reductions in the Company’s long-term debt.

Net income for the quarter was $18.1 million, compared with $16.1 million for the first quarter of 2003, an increase of 12.3 percent. Net income per share for the first quarter 2004 increased to $0.57 (diluted), compared with $0.53 (diluted) during the comparable period last year.

In the first quarter 2004, Arbitron reduced its long-term debt by $20 million from $105 million to $85 million.

Arbitron Inc. • 142 West 57th Street • New York, New York 10019 • www.arbitron.com

Arbitron Inc. Reports 2004 First Quarter Financial Results	Page 2 of 6
April 20, 2004

Commenting on the results for the quarter, Stephen Morris, president and chief executive officer of Arbitron, said: “In the first quarter 2004, we again met our goals for revenue and profitability. Our core radio ratings business remains strong, and we continued our investments in new services that have long-term growth potential for our company and for our customers. In particular, we acquired Marketing Resources Plus, a leading provider of media buying software systems to local and regional advertising agencies for broadcast and print media.”

“Throughout the quarter, we also made steady progress across all three facets of our Portable People Meter (PPMSM) development strategy—the market research application, our international ratings efforts and U.S. local market ratings services.

“We are continuing our work toward the development of a national marketing research panel based on the PPM. Our goal is a service that would enhance the accountability of ad-supported media and enable marketers to gain a better understanding of consumer media behavior.

“Arbitron is also making steady progress with the PPM in international markets. Expanded trials of the PPM are now under way in France, Portugal and Norway, and we are laying the groundwork for more trials in the United Kingdom later this year.

“And, we continue to work closely with leading radio and agency executives who asked us to demonstrate our upgraded PPM methodology in a second U.S. market that has a significant Hispanic and African-American population. We remain focused on achieving our goals for PPM through our proposed Houston demonstration and are working to garner additional support.”

Arbitron will host a conference call at 10:00AM ET on April 20 to discuss its first-quarter results and other relevant matters. To listen to the call, dial the following telephone number: (877) 780-2271. The call will also be available live on the Internet at the following sites: www.arbitron.com, www.ccbn.com and www.streetevents.com.

About Arbitron

Arbitron Inc. (NYSE: ARB) is an international media and marketing research firm serving radio broadcasters, cable companies, advertisers, advertising agencies and outdoor advertising companies in the United States, Mexico and Europe. Arbitron’s core businesses are measuring network and local market radio audiences across the United States; surveying the retail, media and product patterns of local market consumers; and providing

Arbitron Inc. Reports 2004 First Quarter Financial Results	Page 3 of 6
April 20, 2004

application software used for analyzing media audience and marketing information data. The Company is developing the Portable People Meter, a new technology for radio, television and cable ratings.

Arbitron’s marketing and business units are supported by a world-renowned research and technology organization located in Columbia, Maryland. Arbitron has approximately 900 full-time employees; its executive offices are located in New York City.

Through its Scarborough Research joint venture with VNU, Inc., Arbitron also provides media and marketing research services to the broadcast television, magazine, newspaper, outdoor and online industries.

PPMSM is a service market of Arbitron Inc.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The statements regarding Arbitron in this document that are not historical in nature, particularly those that utilize terminology such as “may,” “will,” “should,” “likely,” “expects,” “anticipates,” “estimates,” “believes” or “plans,” or comparable terminology, are forward-looking statements based on current expectations about future events, which Arbitron has derived from information currently available to it. These forward-looking statements involve known and unknown risks and uncertainties that may cause our results to be materially different from results implied in such forward-looking statements. These risks and uncertainties include whether we will be able to:

•	renew all or part of contracts with large customers as they expire;

•	successfully execute our business strategies, including implementation of our Portable People Meter services, as well as expansion of international operations;

•	effectively manage the impact of further consolidation in the radio industry;

•	keep up with rapidly changing technological needs of our customer base, including creating new products and services that meet these needs;

•	successfully manage the impact on our business of any economic downturn generally and in the advertising market in particular; and

•	successfully manage the impact on costs of data collection due to privacy concerns and/or government regulations.

Additional important factors known to Arbitron that could cause forward-looking statements to turn out to be incorrect are identified and discussed from time to time in Arbitron’s filings with the Securities and Exchange Commission, including in particular the risk factors discussed under the caption “ITEM 1. BUSINESS — Business Risks” in our Annual Report on Form 10-K.

The forward-looking statements contained in this document speak only as of the date hereof, and Arbitron undertakes no obligation to correct or update any forward-looking statements, whether as a result of new information, future events or otherwise.

(Tables to Follow)

Arbitron Inc. Reports 2004 First Quarter Financial Results	Page 4 of 6
April 20, 2004

Arbitron Inc.

Consolidated Statements of Income
Three Months Ended March 31, 2004 and 2003
(In thousands, except per share data)
(Unaudited)

	Three Months Ended
	March 31,		$	%
	2004	2003	Change	Change
Revenue	$76,585	$71,354	$5,231	7.3%
Costs and expenses
Cost of revenue	21,697	19,989	1,708	8.5%
Selling, general and administrative	14,791	13,975	816	5.8%
Research and development	6,863	6,281	582	9.3%
Total costs and expenses	43,351	40,245	3,106	7.7%
Operating income	33,234	31,109	2,125	6.8%
Proportionate share of net loss of affiliate	(1,328)	(1,259)	(69)	(5.5%)
Earnings before interest and income taxes	31,906	29,850	2,056	6.9%
Interest income	202	188	14	7.4%
Interest expense	2,429	3,615	(1,186)	(32.8%)
Earnings before income taxes	29,679	26,423	3,256	12.3%
Income tax expense	11,575	10,305	1,270	12.3%
Net income	$18,104	$16,118	$1,986	12.3%
Net income per weighted average common share
Basic	$0.59	$0.54	$0.05	9.3%
Diluted	$0.57	$0.53	$0.04	7.5%
Weighted average shares used in calculations
Basic	30,794	29,639	1,155	3.9%
Diluted	31,503	30,176	1,327	4.4%
Other data
EBITDA	$33,224	$31,077	$2,147	6.9%

Arbitron Inc. Reports 2004 First Quarter Financial Results	Page 5 of 6
April 20, 2004

Arbitron Inc.
EBIT and EBITDA Reconciliation
Three Months Ended March 31, 2004 and 2003
(In thousands)
(Unaudited)

	Three Months Ended
	March 31,
	2004	2003
Net income	$18,104	$16,118
Income tax expense	11,575	10,305
Net interest expense	2,227	3,427
EBIT	$31,906	$29,850
Depreciation and amortization	1,318	1,227
EBITDA	$33,224	$31,077

Note: Earnings before interest and income taxes (EBIT) and earnings before interest, income taxes, depreciation and amortization (EBITDA) are widely used measures of operating performance. They are presented as supplemental information that management of Arbitron believes is useful to investors to evaluate the Company’s results because they exclude certain items that are not directly related to the Company’s core operating performance. EBIT is calculated by adding back net interest expense and income tax expense to net income. EBITDA is calculated by adding back net interest expense, income taxes, depreciation and amortization to net income. EBIT and EBITDA should not be considered as substitutes either for net income, as indicators of Arbitron’s operating performance, or for cash flow, as measures of Arbitron’s liquidity. In addition, because EBITDA may not be calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies.

Arbitron Inc. Reports 2004 First Quarter Financial Results	Page 6 of 6
April 20, 2004

Arbitron Inc.
Condensed Consolidated Balance Sheets
March 31, 2004 and December 31, 2003
(In thousands)

	March 31,	December 31,
	2004	2003
	(Unaudited)	(Audited)
Assets:
Cash and cash equivalents	$68,808	$68,433
Trade receivables	18,091	21,355
Deferred taxes	25,775	30,829
Goodwill, net	38,027	32,937
Other assets	31,983	30,640
Total assets	$182,684	$184,194
Liabilities and Stockholders’ Equity (Deficit):
Deferred revenue	$50,999	$58,398
Long-term debt	85,000	105,000
Other liabilities	40,472	38,869
Stockholders’ equity (deficit) (1)	6,213	(18,073)
Total liabilities and stockholders’ equity (deficit)	$182,684	$184,194

(1) Prior to the spin-off from Ceridian Corporation in March 2001, Arbitron distributed its earnings to Ceridian. Those distributions, together with a $250 million distribution made to Ceridian on the date of the spin-off, gave rise to the stockholders’ deficit. Proceeds from the issuance of long-term debt were used by Arbitron to make the $250 million distribution.